                                                                   Exhibit 10(a)



DESCRIPTION OF COMPENSATION ARRANGEMENT WITH W. L. LYONS BROWN, JR.

Effective August 1, 1993, the Company entered into a compensation arrangement with W. L. Lyons Brown, Jr., the Company's Chairman of the Board. The arrangement provides for a schedule of payments instead of traditional compensation during a transition period which began when Mr. Brown stepped down as the Company's Chief Executive Officer. The payments are structured on a diminishing scale as Mr. Brown's executive duties are relinquished, and end at his planned retirement from the Company on September 1, 1996.

While the scheduled payments were primarily fixed installments, payments instead of bonus participation for a portion of fiscal year 1994 were left at risk. The resulting payments were modestly larger than the targeted illustrated amounts because the Company's financial performance exceeded financial goals for fiscal year 1994. The following table shows the payments anticipated by the arrangement for fiscal years 1994 through 1997:

                   1994         1995          1996          1997
                   ----         ----          ----          ----
                $1,195,000    $614,303*     $242,144      $48,400

* includes at risk bonus participation above target.

The arrangement also reaffirmed that various deferred bonuses awarded before August 1, 1993, would vest in their normal cycle.